UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  January 3, 2022

Ventas, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (877) 483-6827

Not applicable

Former Name or Former Address, if Changed Since Last Report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.25 par value	VTR	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.       Other Events.

2022 Executive Compensation Arrangements

Ventas, Inc. (the “Company” or “Ventas”) today announced revisions to compensation arrangements with certain of its executives effective January 1, 2022 and other information. Consistent with the Company’s long-standing compensation philosophy, the revised compensation plans are designed to support the Company’s goal of delivering sustained, superior returns for investors through a market-competitive compensation program that rewards strong performance, supports retention and aligns executives’ interests with those of stockholders.

These revisions were a result of a thorough review that commenced in July 2021 led by the Compensation Committee of the Company’s Board of Directors (the “Board”), with input from the independent compensation consultant to the Compensation Committee, that considered, among other factors, stockholder perspectives.

Effective January 1, 2022, the Company’s Board and the Compensation Committee of the Board have, with the agreement and support of the Company’s Chairman and CEO, Debra A. Cafaro, reduced the value of Ms. Cafaro’s 2022 compensation opportunity at target by $2 million or 14%, effectuated through a 19% reduction in her long-term incentive award opportunity. The adjustment also proportionately reduced Ms. Cafaro’s maximum and threshold long-term compensation opportunities for 2022, equating in the case of the maximum opportunity to a $3.3 million or 14% reduction in her total compensation opportunity.

In addition, the Compensation Committee of the Board reduced the value of the 2022 total direct compensation opportunity at target for Executive Vice President and Chief Financial Officer, Robert F. Probst, and Executive Vice President and Chief Investment Officer, John D. Cobb, with their agreement and support, by $0.4 million or 8% of their regular annual compensation structure, effectuated through a 13% reduction in their regular annual long-term incentive award opportunities. Their maximum and threshold long-term compensation opportunities for 2022 were also proportionately reduced.

Consistent with the Company’s prior practice, the 2022 performance shares will continue to represent 70% of Ms. Cafaro’s and 60% of Mr. Probst’s and Mr. Cobb’s 2022 long-term incentive opportunities. The 2022 long-term incentive awards were granted on January 4, 2022.

The 2022 base salaries and annual incentive opportunities for Ms. Cafaro, Mr. Probst and Mr. Cobb remain unchanged from 2021 levels. Ms. Cafaro’s base salary has not changed since 2015.

2021 Long-Term Incentive Program Payout Aligned with Shareholder Returns

With a substantial portion of the Company’s executive compensation opportunities at risk and performance based, outcomes of fiscal 2021 underscore alignment of the Company’s executive compensation program with the stockholder experience.

Based on the Company’s total stockholder return and financial performance for the 3-year period ending December 31, 2021, which included two years of the COVID-19 pandemic, all performance shares that were awarded to Ms. Cafaro, Mr. Probst and Mr. Cobb in 2019 have been forfeited. These performance shares were valued at $5.7 million for Ms. Cafaro and $1.6 million for each of Mr. Probst and Mr. Cobb when they were awarded in February 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

VENTAS, INC.

Date: January 5, 2022	By:	/s/ Carey S. Roberts
Carey S. Roberts
Executive Vice President, General Counsel and Ethics & Compliance Officer